SEPARATION, TRANSFER AND DISTRIBUTION AGREEMENT

      This Separation, Transfer and Distribution Agreement (this "Agreement") is made and entered into effective as of June 11, 2004 ("Effective Date") among BioFarm, Inc., a Nevada corporation ("BIOF"), Ocwen Corp., a Nevada corporation ("Ocwen") and Herbert McDonald, David R. Stith and Allan Esrine (collectively, the "Trustees") with reference to the material facts set forth in the Recitals below.

                                    RECITALS

      A. The Boards of Directors of each of BIOF and Ocwen have determined that it is appropriate and desirable for BIOF to contribute and transfer to Ocwen, and for Ocwen to receive and assume, directly or indirectly, substantially all of the assets and liabilities of BIOF (the "Separation");

      B. BIOF has previously caused Ocwen to be incorporated and BIOF currently owns all of the issued and outstanding capital stock of Ocwen;

      C. The Board of Directors of BIOF has determined that it is appropriate and desirable on the terms and conditions contemplated hereby to transfer to the Trustees all of the shares of Ocwen Common Stock (the "Ocwen Shares") held by BIOF (the "Transfer") to hold for the benefit of the holders of BIOF Common Stock pursuant to the Trust Agreement attached hereto as EXHIBIT A (the "Trust Agreement");

      D. The Board of Directors of BIOF intends that the Ocwen Shares shall be distributed by the Trustees to the stockholders of BIOF as a dividend;

      E. The Trustees have agreed to hold the Ocwen Shares pursuant to the terms of the Trust Agreement and distribute the Ocwen Shares to the shareholders of BIOF (the "Distribution") or otherwise dispose of the same.

      F. BIOF and Ocwen intend that the Separation, Transfer and Distribution will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

      G. The parties intend in this Agreement, including the exhibits hereto, to set forth the principal arrangements between them regarding the Separation.

      NOW, THEREFORE, for and in consideration of the foregoing, the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                   SEPARATION

      1.1. Separation Date. The effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be June 11, 2004 or such other date as may be fixed by the Board of Directors of BIOF (the "Separation Date").

      1.2. Closing of Transactions. The closing of the Separation shall occur by the lodging of each of the executed instruments of transfer, assumptions of liability, undertakings, agreements, instruments or other documents described in
Article II hereof at the offices of BIOF. Provided that all such documents are delivered on or before the Separation Date, the Separation and the related transactions shall deemed to have occurred on the Separation Date.

                                  ARTICLE II.

                DOCUMENTS AND ITEMS TO BE DELIVERED ON OR BEFORE
                               THE SEPARATION DATE

      2.1 Documents to be Delivered by BIOF. On or before the Separation Date, BIOF will deliver to Ocwen all of the following items and agreements:

            (a) A duly executed General Assignment and Assumption Agreement (the "Assignment Agreement") substantially in the form attached hereto as EXHIBIT B;

            (b) Stock certificates representing all of the outstanding shares of Underwater Technics, Inc., and any other subsidiary of BIOF (whether or not active) and all shares of Artwork and Beyond, Inc. owned by BIOF duly endorsed to transfer the shares represented by such certificate(s) to Ocwen;

            (c) $149,000 principal amount of subscription receivables (the proceeds of which shall be used to pay the liabilities assumed by Ocwen); and,

            (c) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

      2.2 Documents To Be Delivered By Ocwen. As of the Separation Date, Ocwen will deliver to BIOF all of the following:

            (a) A duly executed Assignment Agreement; and,

            (b) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.


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

                                  ARTICLE III.

                          THE TRANSFER AND DISTRIBUTION


      3.1 The Transfer. As soon as practicable after the Separation Date and subject to Section 3.2 hereof, the parties shall effect the Transfer by taking the following actions:

            (a) BIOF, Ocwen and each of the Trustees will deliver to each other duly executed Trust Agreements; and,

            (b) BIOF will deliver to the Trustees a stock certificate or certificate(s) representing all of the outstanding shares of capital stock of Ocwen owned by BIOF duly endorsed to the Trustees to hold pursuant to the terms of the Trust Agreement.

      3.2 Conditions to Transfer. The obligations of the parties to consummate the Transfer shall be conditioned on the satisfaction of the following conditions:

            (a) Government Approvals. Any governmental approvals and consents necessary to consummate the Transfer shall have been obtained and be in full force and effect;

            (b) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transfer or any of the other transactions contemplated by this Agreement shall be in effect;

            (c) Compliance with Laws. The Transfer shall not violate any applicable law, regulation or statute, including, without limitation, the securities laws of any jurisdiction;

            (d) Separation. The Separation shall have become effective as described in Articles I and II hereof;

            (e) Other Actions. Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Transfer in order to assure the successful completion of the Transfer shall have been taken; and,

            (f) No Termination. This Agreement shall not have been terminated.

      3.3 Actions in Connection with the Distribution. Consistent with the provisions of the 1933 Act, BIOF and Ocwen will take all necessary and appropriate actions to prepare for the Distribution including, without limitation:

            (a) BIOF shall declare a dividend with respect to its issued and outstanding shares of Common Stock entitling the holders of record of such shares to receive a pro-rata distribution (based on their ownership of BIOF's outstanding Common Stock) of the Ocwen Shares held by the Trustees subject to the terms of the Trust Agreement;

            (b) BIOF shall ensure that such declaration shall be made in accordance with all applicable corporate and securities laws, and shall make all required or appropriate filings with and notifications to the United States Securities and Exchange Commission and any exchange or bulletin board on which shares of BIOF's Common Stock is traded; and,

            (c) BIOF and Ocwen shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied.

                                  ARTICLE IV.

                           COVENANTS AND OTHER MATTERS

      4.1 Other Agreements. In addition to the specific agreements, documents and instruments that are Exhibits to this Agreement, BIOF and Ocwen agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the agreements included as exhibits hereto.

      4.2 Further Instruments.

            (a) At the request of Ocwen and without further consideration, BIOF will execute and deliver, to Ocwen such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Ocwen may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Ocwen and to confirm Ocwen's title to all of the assets, rights and other things of value contemplated to be transferred to Ocwen pursuant to this Agreement and the agreements attached as exhibits hereto, to put Ocwen in actual possession and operating control thereof, and to permit Ocwen to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained).

            (b) At the request of BIOF and without further consideration, Ocwen will execute and deliver, to BIOF all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as BIOF may reasonably deem necessary or desirable in order to have Ocwen fully and unconditionally assume and discharge the liabilities contemplated to be assumed by Ocwen under this Agreement or the exhibits hereto, and to relieve BIOF and its affiliates, directors, officers, agents, employees and representatives of any liability or obligation with respect thereto and evidence the same to third parties.

            (c) Each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

            (d) Neither BIOF nor Ocwen shall be obligated, in connection with their respective obligations, to deliver further documents or, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees.

      4.3 Agreement for Exchange of Information. Each of BIOF and Ocwen agrees to provide, or cause to be provided, to each other, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a governmental authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any agreement attached as an exhibit hereto or (iv) in connection with the ongoing businesses of BIOF or Ocwen, as the case may be; provided, however, that in the event that any party determines that any such provision of information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

      4.4 Production Of Witnesses; Records; Cooperation. After the Separation Date, except in the case of a legal or other proceeding by one party against another party, each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that such documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

      4.5 Payment of Express. All costs and expenses of the parties hereto in connection with the Separation, Transfer and Distribution shall be paid by Ocwen.

      4.6 Dispute Resolution. Resolution of any and all disputes, claims and causes of action of any nature whatsoever (collectively, "Disputes"), arising from or in connection with this Agreement, shall be exclusively governed by and settled in accordance with the provisions of this Section 4.6.

            (a) Negotiation. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between senior representatives from each of BIOF and Ocwen. During the course of negotiations under this Section 4.6(a), all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within thirty (30) days after the first meeting of the negotiating representatives, either party may commence litigation with respect to the Dispute;

            (b) Proceedings. Any Dispute regarding the following is not required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. However, the parties shall make a good faith effort to negotiate such Dispute, according to Section 4.6(a), while such court action is pending; and,

            (c) Continuity Of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide services and honor all other commitments under this Agreement and any agreements attached as exhibits hereto during the course of Dispute resolution pursuant to the provisions of this
Section 4.6 with respect to all matters not subject to such Dispute, controversy or claim.

      4.7 BIOF Representations and Warranties. BIOF hereby represents and warrants to each of the other parties as follows:

            (a) Organization, Good Standing and Qualification. BIOF is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to carry on its business as currently conducted. BIOF, is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business;

            (b) Corporate Power. BIOF has all requisite legal and corporate power to (i) execute and deliver this Agreement and the agreements attached as exhibits hereto; and (ii) perform its obligations hereunder and thereunder; and

            (c) Enforceability. This Agreement and the other agreements to which it is a party are legal, valid and binding obligations, enforceable against it in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles;

            (d) No Other Representations or Warranties. BIOF does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of, or covenant with respect to:

                  (i) the value of any asset or thing of value to be transferred to Ocwen;

                  (ii) the freedom from encumbrance of any asset or thing of value to be transferred to Ocwen;

                  (iii) the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to Ocwen; or

                  (iv) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, delivery and filing.

      4.8 Ocwen Representations and Warranties. Ocwen hereby represents and warrants to each of the other parties as follows:

            (a) Organization, Good Standing and Qualification. Ocwen is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to carry on its business as currently conducted. Ocwen, is duly qualified to transact business and in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business;

            (b) Corporate Power. Ocwen has all requisite legal and corporate power to (i) execute and deliver this Agreement and the agreements attached as exhibits hereto; and (ii) perform its obligations hereunder and thereunder;

            (c) Enforceability. This Agreement and the other agreements to which it is a party are legal, valid and binding obligations, enforceable against it in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles; and

            (d) Performance of Obligations. Ocwen will perform all obligations, duties and covenants, and discharge all liabilities assumed by Ocwen as part of the Assumed Liabilities (as defined in the Assignment Agreement) as such obligations, duties, covenants, and liabilities become due and in accordance with their respective terms.

      4.9 Trustee Representations and Warranties. Each of the Trustees hereby represents and warrants to the other parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement, (b) it has duly and validly executed and delivered this Agreement, and (c) this Agreement and any other agreement to which it is a party in conjunction with the Separation and the Transfer are legal, valid and binding obligations, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

      4.10 Risk Associated with Transferred Assets. All assets to be transferred to Ocwen shall be transferred "AS IS, WHERE IS" and Ocwen shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in Ocwen good and marketable title, free and clear of any lien, claim, equity or other encumbrance.


                                    ARTICLE V

                                  MISCELLANEOUS

      5.1 Entire Agreement. This Agreement and the Assignment Agreement and the Trust Agreement attached hereto constitute the entirety of such agreements between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof; provided, however, that the indemnification provisions contained in that certain Indemnification Agreement between Ocwen, the Trustees and the shareholders of Friendlway, Inc. are not affected by the foregoing.

      5.2 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Nevada, excluding its conflict of law rules. A Nevada court of competent jurisdiction shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 4.6 above.

      5.3 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

If to BioFarm, Inc.:

BIOF, Inc.:                 1244 Main Street
                            Linfield, PA 19468


If to Ocwen, Inc.:          174 East 64th Street
                            New York, NY 10021

If to a Trustee:            David R. Stith
                            721 St. Davids Avenue
                            Warrninster, PA 18974

                            Allan Esrine
                            174 East 64th Street
                            New York, NY 10021

                            Herbert S. McDonald
                            110 Pugh Road
                            Wayne, PA 19807-5329

      5.4 Counterparts. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed via facsimile or otherwise in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      5.5 Binding Effect, Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

      5.6 Severability. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

      t 6 0 5.7 Waiver of Breach. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

      5.8 Amendment and Execution. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of BIOF and Ocwen by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

      5.9 Descriptive Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

      5.10 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

      5.11 Additional Assurances. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

      5.12 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

                            [SIGNATURE PAGE FOLLOWS]


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      IN WITNESS WHEREFOF, the parties have signed this Separation and Transfer
Agreement effective as of the date first set forth above.


                                      BIOFARM, INC.

                                      By: _________________________________
                                               David R. Stith, President


                                      OCWEN CORP.


                                      By: _________________________________
                                               David R. Stith, President


                                      TRUSTEES:


                                      ---------------------------------
                                      Herbert S. McDonald

                                      ---------------------------------
                                      David R. Stith

                                      ---------------------------------
                                      Allan Esrine

                                    EXHIBIT A

                                 TRUST AGREEMENT



                                 [SEE ATTACHED)

                                    EXHIBIT B

                              ASSIGNMENT AGREEMENT



                                 [SEE ATTACHED]